EXHIBIT 10.1

CONFIDENTIAL

RESIGNATION AGREEMENT

("Agreement")

     Photronics, Inc., its subsidiaries and affiliates ("Company") and I, Paul J. Fego, agree as follows:

     1.  Resignation of Employment, Directorship.  I have resigned my employment and all positions as an officer and director with the Company effective as of January 25, 2005 (the "Effective Date").  On the Company's next regular pay day, I will receive my last pay check.

     2.  Separation Benefits.  In exchange for my execution of this Agreement and the promises I made herein, and provided that I do not give the Company reason to stop such benefits under Section 8, below, the Company will provide the following (but will not provide any other benefits or payments to me):

     (a)  Pay me a total of $85,000, less applicable withholdings and deductions, in equal installments over the course of the next twelve (12) months ("Continuation Period"), on a bi-weekly basis, starting the Effective Date.

     (b)  Pay me, on or before the Effective Date, my bonus for the period from the end of the last fiscal year until the Effective Date in the amount of $71,940, less applicable withholdings and deductions.

     (c)  Contribute to the cost of my monthly premiums to continue my health insurance coverage under COBRA during the first three months of the Continuation Period, at the same level it contributes to the premiums of active employees, starting the Effective Date.

     (d)  Permit me to exercise any Company stock options which are vested as of the Effective Date for a period of one year following the Effective Date.  Options that have not vested as of the Effective Date shall terminate as of the Effective Date.

     3.  Release of Claims.  In exchange for the benefits provided to me under this Agreement, I irrevocably and unconditionally forever release and discharge the Company, its successors and assigns, and each of their current and former employees, officers, directors, owners, shareholders, representatives, administrators, fiduciaries, agents, insurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of any such programs) (collectively, the "Released Parties") from all actual or potential, known or unknown claims that I presently may have, including but not limited to any arising out of my employment with, and separation from, the Company.  The claims that I am releasing include, for example and without limitation, claims under any federal, state or local common law, statute, regulation or law of any type and claims for any other or further compensation, payments or benefits of any kind from any Released Party, including under my Employment Agreement with the Company dated as of February 20, 2003 ("Employment Agreement").  I have not filed or caused to be filed any lawsuit, complaint, charge, grievance or any other proceeding against the Company with any court, agency or other tribunal and to the extent permissible by law, I promise never to do so based on any claims released in this Section.

     4.  Prior Agreements.  I acknowledge my continuing obligations under those provisions of my Employment Agreement which, by their terms, survive the termination of my employment ("Surviving Obligations"), including Sections 7 (Confidential Information), 8 (Non-competition), and 9 (Intellectual Property).

     5.  Confidentiality of Agreement, Separation.  I agree to keep every term of this Agreement confidential and will not hereafter disclose the existence of this Agreement, the fact that this agreement was being discussed or considered, or the substance or contents of this Agreement to any person or entity other than my attorneys, tax advisors and immediate family, or otherwise as required by subpoena, court order or other legal process.  Upon service to me, or anyone acting on my behalf, of any subpoena, court order or other legal process requiring me to disclose information described in this Section 5, I shall immediately notify the Company and shall cooperate fully with the Company to lawfully resist disclose of the information prior to actual compliance with the request.  I further agree that I will not make any statement concerning my separation from the Company (or the circumstances surrounding or leading up to my separation) to any reporter, research analyst, or other member of the financial press or investment or financial services communities without the prior written approval of the Company as to both the fact and content of such statement, nor will I disparage the Company to anyone in any way.

     6.  Return of Company Property.  On or before the Effective Date, I will return to the Company all files, documents, records, and copies of the foregoing (whether in hand or electronic form), Company-provided computer and telephone equipment, credit cards, keys, building passes, security passes, access or identification cards, and any other property of the Company in my possession or control, including the keys to my Company-provided automobile.  The Company will arrange for the prompt return of my personal items from the office.

     7.  Cooperation.  I agree that I will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings are related to services performed or required to be performed by me, or knowledge possessed by me.  I further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out he provisions of this Section 7.  The Company agrees to reimburse me for any reasonable out-of-pocket expenses I may incur in complying with this Section 7 at the request of the Company.

     8.  Violations.  I agree that (a) if I violate any provision of Sections 3, 5, 6 or 7 of this Agreement or any of the Surviving Obligations, in addition to any other rights and remedies the Company might have (i) all payments and benefits under Section 2 of the Agreement will cease immediately and I will not be entitled to any further payments or benefits of any kind from the Company, and (ii) the Company shall be entitled to obtain an injunction to be issued by any court of competent jurisdiction restraining me from committing or continuing any such violation(s), without the need to post any bond or for any other undertaking or prove the inadequacy of money damages.

     9.  Miscellaneous.  This Agreement constitutes the entire agreement between me and the Company with respect to the subject matter hereof, and I represent that I am not signing this Agreement in reliance on any representation not expressly set forth herein.  No provisions of this Agreement may be modified, waived, amended or discharged except by a written document signed by me and a duly authorized Company representative.  This Agreement binds my heirs, administrators, representative, executors, successors and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.  If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.  If a court of competent jurisdiction finds that the release language found in Section 3 is unenforceable, I agree to immediately reimburse the Company for all amounts paid to me pursuant to Section 2 of this Agreement.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the internal laws of the State of Connecticut (excluding any that mandate the use of another jurisdiction's laws).  Section headings are intended solely for convenience of reference only and shall not be a part of this Agreement for any other purpose.  I have carefully read this Agreement, fully understand what it means, and am entering into it voluntarily.

Dated:  January 25, 2005

/s/ Paul J. Fego
Paul J. Fego

PHOTRONICS, INC.

Dated:  January 25, 2005

By:  /s/ Edwin L. Lewis
       Name:  Edwin L. Lewis
       Title:    Vice President, General Counsel and Secretary